EXHIBIT 99.1

PRESS RELEASE DATED April 20, 2005

FOR IMMEDIATE RELEASE

For more information contact:

Lori Evans

Evans Public Relations/for SiRF Technology Holdings, Inc.

650/312-8344 mobile: 650/200-5891

lori@evanspublicrelations.com

Rebecca DiCorti

SiRF Technology, Inc.

408/392-8422

rdicorti@sirf.com

SiRF Technology to Acquire RF Expert Kisel Microelectronics

Kisel’s expertise in broad range of mixed signal and transceivers circuits to bolster SiRF’s RF team

SAN JOSE, Calif. – April 20, 2004 – SiRF Technology Holdings, Inc. (NASDAQ: SIRF), a leading provider of GPS-enabled location technology, today announced that it has signed a definitive agreement to acquire Kisel Microelectronics, AB, a company with extensive expertise in complex integrated transceiver designs, for consideration that includes cash and stock.

Kisel was founded in the end of 1999 under the name of BlueChip IC Design AB by senior designers from Ericsson to form a center of excellence for complex radio frequency integrated circuit (RFIC) design. As a premiere independent European design house for complex integrated transceiver circuits, Kisel has been involved in the development of multiple radios using a range of process technologies such as SiGe BiCMOS to pure bipolar and analog/RF-CMOS. Designers at Kisel have extensive experience of radio and analog/mixed signal integrated circuit design.

“The design of RF transceivers is a critical core technology for our markets and is rapidly becoming an essential element in complex multi-radio system solutions,” said Dr. Michael Canning, president & chief executive officer of SiRF. “The expertise that SiRF has acquired with this transaction is truly exceptional and will be a welcome complement to our existing RF engineering group.”

Kisel has established a successful track record of providing radio expertise services to leading wireless and optical communication equipment manufacturers all over the world. Applications for which Kisel has contributed its unique radio and mixed signal competence include Bluetooth, WiMAX, WLAN, W-CDMA, UWB, GSM/PCS/DCS, and several ISM applications.

“Kisel acquisition is a strategic part of our vision to deliver reliable location information in a world of increasing wireless connectivity. SiRF’s multimode A-GPS architecture, implemented in wirelessly connected systems such as mobile phones, telematics and mobile computers, allows for a very rich location-enhanced experience for users,” said Kanwar Chadha, founder and vice president of marketing for SiRF. “In addition Kisel’s excellent reputation for technical expertise and service with some of our key potential customers and partners in wireless industry was a critical factor in our due diligence.”

As part of the transaction, SiRF will establish SiRF Technology AB (Sweden) as a wholly owned subsidiary of SiRF Technology Holdings, and all 19 employees of Kisel will join SiRF. The team in Sweden will continue their design services work for selected key customers and will also work in conjunction with the SiRF RF engineering team in San Jose, California on new product developments. The managing director of Kisel, Tomas Melander, will become managing director of SiRF Technology AB (Sweden).

“SiRF’s vision and market leadership in the GPS enabled location technology market place opens up vast opportunities for our RF and mixed signal expertise,” said Tomas Melander, managing director of Kisel. “We always had a vision to transition into a product company in the long run, and with this transaction we are glad to see this becoming a reality”.

Under the terms of the Agreement, in exchange for all of the outstanding capital stock of Kisel, SiRF has agreed to pay up to $33 million in combination of cash and shares of SiRF Common Stock. The board of directors of both companies and shareholders of Kisel have approved the merger. Completion of this transaction is subject to customary closing conditions and is expected to close this quarter.

About SiRF Technology

SiRF Technology Holdings, Inc. is a leading supplier of GPS enabled location technology for high-volume mobile consumer devices and commercial applications. SiRF’s technology has been integrated into mobile consumer devices, such as automobile navigation systems, mobile phones, PDAs, GPS-based peripherals and handheld GPS navigation devices, and into commercial applications, such as asset tracking devices and fleet management systems. SiRF markets and sells its products in four target platforms: automotive, consumer electronics, mobile computing and wireless devices. Founded in 1995, SiRF is headquartered in San Jose, California, and has sales offices, design centers and research facilities around the world. The company trades on the NASDAQ Stock Exchange under the symbol SIRF. Additional information about SiRF and its location technology solutions can be found at www.sirf.com.

About Kisel Microelectronics, AB

Based in Stockholm, Sweden, Kisel Microelectronics is a service provider developing radio and mixed-signal integrated circuits for wireless communication devices. The company provides unrivalled service for customers throughout the world due to their specialist technical knowledge and unique design experience of complex integrated transceiver circuits. Additional information about Kisel can be found at www.kisel.com.

Forward-Looking Statements:

Except for the historical information contained herein, the matters set forth in this press release, including, but not limited to, statements regarding the anticipated benefits of the acquisition of Kisel, contingent payments under the agreement, the intent to establish SiRF Technology AB (Sweden) as a subsidiary of SiRF Technology Holdings, Inc., the anticipated operations of this subsidiary, including the addition of the Kisel employees and the intent to continue design services work for selected key clients and working on new product developments, and the anticipated closing and timing of closing of the acquisition, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “agree to,” expect,” “believes,” “anticipates,” “plans,” “expects,” “will,” “predicts,” and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance. SiRF’s actual results could differ materially from those discussed in these forward-looking statements as a result of risks and uncertainties, including, among others, the risk that we may not realize the anticipated benefits of this acquisition, risks associated with acquisitions, including the ability to successfully integrate the acquired technologies or operations, potential diversion of management’s attention and our ability to retain key employees of acquired businesses, the market for GPS-based location awareness capabilities, our ability to keep pace with rapid technological change, the semiconductor industry, international operations and our ability to compete, and other risks and uncertainties discussed in SiRF’s Annual Report on Form 10- K for the year ended December 31, 2004 and from time to time in SiRF’s SEC reports. These forward-looking statements speak only as of the date hereof. We do not undertake any obligation to update forward-looking statements.

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Editors Note: SiRF Technology and the SiRF logo are registered trademarks of SiRF Technology, Inc. Other trademarks are property of their respective companies.